Exhibit 99

Silicon Labs Revises First Quarter 2020 Outlook to Reflect Estimated Impact from the Novel Coronavirus

AUSTIN, Texas – March 12, 2020 – Silicon Labs (NASDAQ: SLAB), a leading provider of silicon, software and solutions for a smarter, more connected world, today provided updated financial guidance for the company’s fiscal first quarter 2020, ending April 4, 2020, due to estimated impacts from the novel coronavirus (“COVID-19”).

“Due to the uncertain and evolving public health outlook resulting from COVID-19, we are seeing an impact on first quarter demand and are updating our guidance accordingly,” said Tyson Tuttle, CEO. “While all of our Asia-Pacific-based suppliers have resumed operations, there are some minor ongoing impacts on our supply chain. Additionally, we have customers worldwide who are unable to operate at full capacity. Internally, we have taken steps to limit travel to protect the health and safety of our employees.”

Updated Business Outlook

The company now expects first quarter revenue to be in the range of $200 to $205 million, down from prior guidance of $209 to $219 million provided on January 29, 2020, and estimates the following:

On a GAAP basis:

•	GAAP gross margin at approximately 59.5%, in line with prior guidance of 59.5%.
•	GAAP operating expenses at approximately $124.0 million, down from prior guidance of $127.0 million.
•	GAAP effective tax rate of 0.0%, consistent with prior guidance.
•	GAAP diluted earnings (loss) per share between $(0.16) and $(0.12), down from prior guidance between $(0.03) and $0.07.

On a non-GAAP basis, and excluding the impact of stock compensation, amortization of acquired intangible assets, restructuring charges, non-cash interest expense on convertible notes, and certain other items as set forth in the reconciliation tables below:

•	Non-GAAP gross margin between 59.5% and 60.0%, in line with prior guidance between 59.5% and 60.0%.
•	Non-GAAP operating expenses at approximately $96.0 million, down from prior guidance of approximately $97.5 million.
•	Non-GAAP effective tax rate at 11.0%, down from prior guidance of 11.5%.
•	Non-GAAP diluted earnings per share between $0.49 and $0.53, down from prior guidance between $0.57 and $0.67.

About Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leading provider of silicon, software and solutions for a smarter, more connected world. Our award-winning technologies are shaping the future of the Internet of Things, Internet infrastructure, industrial automation, consumer and automotive markets. Our world-class engineering team creates products focused on performance, energy savings, connectivity and simplicity. silabs.com

Forward-Looking Statements

This press release contains forward-looking statements based on Silicon Labs' current expectations. The words "believe," "estimate," "expect," "intend," "anticipate," "plan," "project," "will," and similar phrases as they relate to Silicon Labs are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Labs and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Labs may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; uncertain and evolving public health outlook due to COVID-19 with the resulting business impact difficult to forecast; difficulties developing new products that achieve market acceptance; risks associated with international activities (including trade barriers); intellectual property litigation risks; risks associated with acquisitions and divestitures; product liability risks; difficulties managing Silicon Labs’ distributors, manufacturers and subcontractors; dependence on a limited number of products and customers; inventory-related risks; difficulties managing international activities; risks that Silicon Labs may not be able to manage strains associated with its growth; credit risks associated with its accounts receivable; dependence on key personnel; stock price volatility; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Labs’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; debt-related risks; capital-raising risks; the competitive and cyclical nature of the semiconductor industry; average selling prices of products may decrease significantly and rapidly; information technology risks; cyber-attacks against Silicon Labs’ products and its networks; conflict mineral risks and other factors that are detailed in the SEC filings of Silicon Laboratories Inc. Silicon Labs disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. References in this press release to Silicon Labs shall mean Silicon Laboratories Inc.

Note to editors: Silicon Laboratories, Silicon Labs, the “S” symbol, and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Jalene Hoover, +1 (512) 428-1610, Jalene.Hoover@silabs.com

Unaudited Forward-Looking Statements Regarding Business Outlook

(In millions, except per share data)

Business Outlook	Three Months Ending April 4, 2020
	GAAP Measure	Non-GAAP Adjustments	Non-GAAP Measure
Gross margin	59.50%	0.25%	59.75%

Operating expenses	$124.0	$28.0	$96.0

Effective tax rate	0%	11.0%	11.0%

Diluted earnings (loss) per share - low	$(0.16)	$0.65	$0.49

Diluted earnings (loss) per share - high	$(0.12)	$0.65	$0.53